Exhibit 10.3

CHOICE MODEL MARKETING AGREEMENT

CHOICE MODEL MARKETING AGREEMENT (the “Agreement”), dated as of the 21st day of January, 2011, by and among (i) AFFINITY GROUP, INC., a Delaware corporation (“Affinity”), (ii) CAMPING WORLD, INC., a Kentucky corporation and CWI, Inc., a Kentucky corporation (“CWI”) and a wholly owned subsidiary of Camping World (together, “Camping World”), and (iii) GMAC INSURANCE MARKETING, INC., a Missouri corporation (the “GMACI Agency”).

WITNESSETH:

WHEREAS, National General Insurance Company, an Affiliate of the GMACI Agency (“NGIC”), and Affinity and certain of its Affiliates are parties to  certain agreements set forth under the heading “Existing Affinity Agreements” listed on Exhibit 1 hereto (the “Existing Affinity Agreements”);

WHEREAS, NGIC, Camping World and certain related parties are parties to certain agreements set forth under the heading Existing Camping World Agreements listed on Exhibit 1 hereto (the “Existing Camping World Agreements”);

WHEREAS, Affinity and Camping World, on the one hand, and NGIC, on the other hand, wish to terminate the Existing Affinity Agreements and the Existing Camping World Agreements and to establish a new arrangement and agreement, all on the terms set forth in this Agreement; and

WHEREAS, concurrent with the execution of this Agreement, each of NGIC, Affinity, Camping World and certain of their Affiliates are entering into a termination agreement to terminate the Existing Affinity Agreements and the Existing Camping World Agreements (the “Termination Agreement”).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

Affiliate.  When used with respect to any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through the ownership of voting securities or by contract or otherwise.  With respect to investment partnerships, to the extent the organizational documents thereof require or permit a distribution of assets to partners and others upon the liquidation or winding up of the investment partnership or otherwise, the term “Affiliate” shall include such partners and others.

Affinity.  See the first paragraph of this Agreement.

Affinity’s Confidential Information.  See Article X.1.

Affinity Members.  Members of any of the present or future affinity or other clubs or membership organizations, including the Good Sam Club, of Affinity or its subsidiaries other than Camping World.

Affinity Member Lists.  Lists of the Affinity Members maintained by Affinity or its subsidiaries.

Agency Commissions.  The commissions, profits, co-op dollars and all other payments made to the Good Sam Insurance Agency by the Carriers for Insurance and Insurance Products issued to Affinity Members and Camping World Customers through the Good Sam Insurance Agency as contemplated by this Agreement.

Annual Marketing Budget.  For any calendar year during the Term, the plan for marketing and the budget of marketing expenses to be incurred by the parties in connection with marketing and promoting the Branded Products during that year as established and agreed upon by the parties pursuant to Section V.4.

Branded Products.  Insurance or Insurance Products that bear, or are marketed or solicited, using a trade name, trademark, service mark, logo or slogan of Affinity, Camping World or any of their subsidiaries.

Camping World.  See the first paragraph of this Agreement.

Camping World Customers.  Customers of Camping World or its subsidiaries, including, without limitation, its catalogues, retail stores, other selling outlets and members of any of either of their present or future affinity or other clubs or membership organizations, including the President’s Club.

Camping World Customer Lists.  Lists of Camping World Customers maintained by Camping World and its subsidiaries.

Camping World Insurance Agencies.  See Section V.8.

Camping World’s Confidential Information.  See Article X.1.

Carrier.  An insurance company (other than the GMACI Carrier) that is licensed and authorized to issue Insurance and Insurance Products and that has entered into an agency agreement with the Good Sam Insurance Agency to offer Insurance and Insurance Products through the Choice Platform.

Choice Platform.  The “choice model” program owned and operated by the Good Sam Insurance Agency through which Insurance and Insurance Products are marketed, offered and issued to Affinity Members and Camping World Customers pursuant to the terms of this Agreement.

Cross-Marketed Products.  See Section IV.3.

CWI.  See the first paragraph of this Agreement.

Direct Written Premiums.  For any period, gross premiums, less credits for premium cancellations and returns recorded and received by the GMACI Carrier during such period.

Effective Time.  See Section Article II.

Existing Affinity Agreements.  See the recitals of this Agreement.

Existing Affinity Policies.  See Article II.

Existing Affinity Policy Marketing Fee.  See Section VIII.3.

Existing Camping World Agreements.  See the recitals of this Agreement.

Existing Camping World Policies.  See Article II.

Existing Camping World Policy Marketing Fee.  See Section VIII.4.

First Cure Period.  See Section VI.2(b).

GMACI Agency.  See the first paragraph of this Agreement.

GMACI Carrier.  Each Affiliate of the GMACI Agency that is licensed and authorized to issue Insurance and Insurance Products and that has entered into an agency agreement with the Good Sam Insurance Agency to offer insurance through the Choice Platform.

Good Sam Insurance Agency.  The insurance agency operated by CWI or a successor insurance agency owned by Affinity or an Affiliate of Affinity.

Insurance and Insurance Products.  Any (i) automobile or recreational vehicle property and casualty insurance product, including Vehicle Coverage, homeowners insurance, motorcycle insurance, boat insurance, and personal umbrella insurance, but specifically excluding Warranty Coverage and roadside assistance services, and (ii) any other insurance products to which the parties mutually agree in writing should be included as Insurance and Insurance Products.

Launch.  The first date on which the Choice Platform is fully operational, which means that the GMACI Carrier and at least four (4) Carriers for RV Insurance, auto and homeowners Insurance and Insurance Products and at least two (2) Carriers for the other property and casualty Insurance and Insurance Products (such as motorcycle, boat and personal umbrella insurance) are “live” on the Choice Platform.

Management Standard.  See Section IV.6.

Marketing Expenses.  See Section V.5.

Marketing Fee.  See Section VIII.1(a).

Membership Publications.  The written publications and communication vehicles owned or operated by Affinity or Camping World or any of their subsidiaries where the primary recipients and readers are the Affinity Members or Camping World Customers, including, but not limited to, the Good Sam, Camping World and Rider publications.

Milestones.  See Article VII.

Multi-Policy Ratio.  See Exhibit 2.

New GMACI Carrier Policies.  See Section VIII.1(a).

NGIC.  See the Recitals of this Agreement.

Non-Membership Publications.  The written publications and communication vehicles owned or operated by Affinity or Camping World or any of their subsidiaries which are not Membership Publications.

Notice of Breach.  See Section II.2(b).

Performance Standards.  The standards and metrics of performance as set forth in Exhibit 2 attached hereto.

Person.  An individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof, and shall include the plural thereof.

Point of Sale Materials.  The point of sale materials, retail flyers, catalogs and similar materials directed at the Affinity Members and Camping World Customers.

RV Insurance.  Vehicle Coverage for recreational vehicles.

Sales Conversion Ratio.  See Exhibit 2.

Second Cure Period.  See Section VI.2(b).

Service Fee.  See Section VIII.2.

Service Level Metrics.  See Exhibit 2.

Term.  See Section III.1.

Termination Agreement.  See the Recitals of this Agreement.

Vehicle Coverage.  Private passenger automobile liability and physical damage insurance coverages (which includes all insurance coverages reasonably related thereto, including, without limitation, comprehensive, collision, third party property damage and bodily injury liability coverages and personal injury protection).  Automobile includes private passenger automobiles, motorcycles and recreational vehicles, motor homes, travel trailers, minivans, sport utility vehicles, and other similar vehicles or items.  For the purpose of this Agreement, recreational vehicles or RVs include motor homes, travel trailers, 5th wheels, pop ups, and conversion vans.

Warranty Coverage.  Mechanical breakdown insurance and extended warranty or service contracts.

II

THE EFFECTIVE TIME

This Agreement shall become effective as of January 21, 2011 (the “Effective Time”).  As more specifically provided in the Termination Agreement, this Agreement shall supersede and replace the Existing Affinity Agreements and Existing Camping World Agreements in all respects and the term of each of the Existing Affinity Agreements and Existing Camping World Agreements shall be deemed to have expired at the Effective Time.  The parties agree, from time to time upon the request of any other party, to take such action, including delivery of documents or certificates, as is reasonably necessary to evidence the termination of the Existing Affinity Agreements and Existing Camping World Agreements and the parties agree to waive any and all terms and conditions that may have otherwise survived a termination of the Existing Affinity Agreements and Existing Camping World Agreements.  Notwithstanding the foregoing and as more specifically set forth under Sections VIII.3 and VIII.4 below, this Agreement shall apply to all policies in effect at the Effective Time under the Existing Affinity Agreements (the “Existing Affinity Policies”) and all policies in effect at the Effective Time under the Existing Camping World Agreements (the “Existing Camping World Policies”).

III

TERM AND TERMINATION

1.                                       Term.  The term of this Agreement (the “Term”) shall commence at the Effective Time and shall extend, without interruption except to the extent otherwise expressly provided in this Agreement, for a period of twenty-one (21) years.

2.                                       Termination.

(a)                                  Notwithstanding anything herein to the contrary, Affinity and Camping World, at either of their sole discretion and in accordance with the provisions of Section VI.3 hereof and Exhibit 2, shall have the right to terminate this Agreement at any time for failure to meet the Performance Standards.

(b)                                 In the event that either Affinity or Camping World, on the one hand, or the GMACI Agency, on the other hand, fails to perform any of its obligations under this Agreement and such breach is material, the non-breaching party may deliver a written notice (a “Notice of Breach”) describing such violation or nonperformance in reasonable detail.  The breaching party shall have thirty (30) days in which to cure the violation or non-performance described in the Notice of Breach; and if such party does not cure such violation or non-performance as aforesaid, the party delivering the Notice of Breach may terminate this Agreement as to the breaching party upon a further thirty (30) days’ written notice to the other party which termination shall take effect on the thirtieth (30th) day after delivery of such second notice.  In addition to or in place of delivery of notice of such termination, the non-breaching party may pursue at law or at equity any other rights or remedies (including specific performance) for any failure by the other party to perform any of its obligations hereunder.

3.                                       Effect of Expiration or Termination.  In the event of the expiration or termination of this Agreement, each party’s obligations for payment under this Agreement shall be as provided under Article VIII hereof.

IV

GOOD SAM INSURANCE AGENCY

1.                                       Choice Platform.  The Good Sam Insurance Agency shall implement and operate the Choice Platform, which Choice Platform will include (a) Insurance and Insurance Products underwritten by the GMACI Carrier, including the Branded Products, (b) Insurance and Insurance Products offered by other Carriers, and (c) Cross-Marketed Products (as defined in Section IV.3 below).  XXXXX  The Good Sam Insurance Agency shall offer Insurance and Insurance Products through a direct call center, online, the Camping World retail stores and other selling outlets, and such other means to which the parties may agree from time to time.  The Good Sam Insurance Agency shall manage the online marketing process for the Choice Platform.  Camping World shall manage the marketing efforts for the Choice Platform through the Camping World retail stores and other selling outlets.  Subject to the terms of this Agreement, the GMACI Agency shall operate the call center and shall manage the sales process through the call center and online, including all quoting, binding and rate presentation, and customer service as more specifically provided under Article VI hereof.

2.                                                                                       The Launch.  The parties intend that the Launch of the Good Sam Insurance Agency shall occur no later than January 1, 2012.  In connection with the Launch, the Good Sam Insurance Agency shall be responsible for (a) obtaining all licenses and permits as are required to sell, solicit and negotiate Insurance and Insurance Products in all 50 states and the District of Columbia, and (b) entering into appropriate agreements with each of the Carriers and the GMACI

Carrier no later than August 31, 2011.  In the event that the Good Sam Insurance Agency is unable to enter into the aforementioned agreements with the Carriers by August 31, 2011, the parties shall mutually agree upon a new date for the Launch.  The GMACI Agency shall be responsible for ensuring that the call center, sales process and customer service functions for the Good Sam Insurance Agency are fully operational by the Launch.  If the Launch has not occurred by January 1, 2012, the GMACI Agency shall pay Affinity a weekly penalty of $25,000 until the Launch has occurred; provided, however, that such penalty shall only be due if the Good Sam Insurance Agency was able to enter into the aforementioned agreements with the Carriers by August 31, 2011.  Upon occurrence of the Launch, the date of the Launch shall be confirmed in writing by the parties hereto.

3.                                       Products on the Choice Platform.  The Good Sam Insurance Agency shall market, quote and sell (a) the Insurance and Insurance Products and (b) Good Sam memberships and associated Affinity and Camping World products, and any other products that the parties hereto from time to time agree to market, quote and sell through the Choice Platform (collectively, the “Cross-Marketed Products”).  With respect to the offering of Good Sam memberships and associated Affinity and Camping World products, the compensation for selling such Cross-Marketed Products shall be on such terms and conditions as the parties mutually agree in writing as an amendment hereto.  To the extent the parties agree to offer any other Cross-Marketed Products on the Choice Platform, the terms and conditions, including compensation for selling such Cross-Marketed Products, shall be on such terms and conditions as the parties mutually agree in writing as an amendment hereto.

4.                                       Carriers. The Good Sam Insurance Agency shall select the Carriers and shall enter into customary agency agreements with the Carriers and the GMACI Carrier reflecting the arrangements contemplated in this Agreement, including Section V.5. below.  XXXXXXXXXXXXXXXXXXXX

5.                                       Renewal Rights.  The Good Sam Insurance Agency shall own and control all renewal rights and expirations on all Insurance and Insurance Products issued or sold through the Good Sam Insurance Agency, including to Affinity Members or Camping World Customers, and shall have the sole and exclusive right to customer relationships with policyholders of Insurance and Insurance Products contemplated under this Agreement, including Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier.  If the GMACI Agency is party to any agency agreement with the GMACI Carrier that is inconsistent with this Section V.5., the GMACI Agency shall assign to the Good Sam Insurance Agency the renewal rights and expirations contemplated in this Section V.5.

6.                                       Management of the Good Sam Insurance Agency.  The business, property and affairs of the Good Sam Insurance Agency shall be managed exclusively by the Good Sam Insurance Agency, but with the guidance and advice of the GMACI Agency, Affinity and Camping World.  Management decisions for the Choice Platform shall be made based upon the mutual best interests of the Good Sam Insurance Agency, the GMACI Agency, Affinity, Camping World, the Affinity Members and Camping World Customers, always to the extent compliant with applicable law (the “Management Standard”).

V

MARKETING OF INSURANCE AND INSURANCE PRODUCTS

1.                                       Promotion of the Good Sam Insurance Agency.  The Good Sam Insurance Agency shall be responsible for all efforts related to marketing and promotion of the Good Sam Insurance Agency and the Branded Products, including creative, printing, production, materials and other related services, and the Good Sam Insurance Agency may, at its sole discretion, engage third parties to perform such services.  Affinity, with respect to the Affinity Members, and Camping World, with respect to the Camping World Customers, shall lead, manage and execute marketing efforts and collaborate with the GMACI Agency regarding product positioning, legal disclaimers, XXXXX in all mailers, publications, advertisements and other written materials and during sales process and communications with Affinity Members and Camping World Customers.

2.                                       Exclusive Program.  The parties hereto agree that, during the Term hereof, the Choice Platform shall be the exclusive program for marketing, promoting, selling, soliciting and negotiating the Insurance and Insurance Products to the Affinity Members and Camping World Customers, including in the Camping World retail stores and other selling outlets.  All marketing, promoting, selling, soliciting and negotiating by the parties hereto of Insurance and Insurance Products to Affinity Members and Camping World Customers shall exclusively promote the Good Sam Insurance Agency and shall direct customers to go online or to call the Good Sam Insurance Agency to quote and purchase Insurance and Insurance Products.

3.                                       Preferred Status and Advertising.

(a)                                  The Branded Products will be given preferential status in all marketing and sales efforts to Affinity Members and Camping World Customers, including in all Membership and Non-Membership Publications, all Camping World retail stores and other selling outlets and all Point of Sale Materials.

(b)                                 Affinity and Camping World each agree, and agree to cause their subsidiaries, not to permit any other insurance carrier, including the Carriers, to advertise Insurance and Insurance Products in Affinity’s or Camping World’s Membership Publications, in any Camping World retail store or other selling outlets or in any Point of Sale Materials.  The Good Sam Insurance Agency will be the only Person permitted to advertise Insurance and Insurance Products in Affinity’s and Camping World’s Membership Publications, in all Camping World retail stores and other selling outlets and in all Point of Sale Materials; provided, however, that advertising by the Good Sam Insurance Agency may include references in those advertisements to the Carriers as participants in the Choice Platform and/or as one of the participating Carriers of the Good Sam Insurance Agency; provided, further, that any such materials clearly give preferential status to the Branded Products.

(c)                                  Carriers may separately advertise Insurance and Insurance Products in Affinity’s or Camping World’s Non-Membership Publications, but such advertisements shall not include references that the Carrier is a participant in the Choice Platform and/or is one of the participating Carriers of the Good Sam Insurance Agency unless the advertisements direct prospects and customers solely to the Good Sam Insurance Agency call center or website for all inquiries.  The Good Sam Insurance Agency shall have the right to review and approve all advertisements regarding Insurance and Insurance Products prior to their placement.  From time to time, the parties may mutually agree that other Carriers not be permitted to advertise in Non-Membership Publications.  Any such agreement shall be upon such terms and conditions, including compensation, as the parties mutually agree in writing as an amendment hereto.

4.                                       Branded Products.  The GMACI Carrier shall have the exclusive right to develop Branded Products with Affinity or Camping World, as applicable, using the “Affinity,” “Good Sam”, “Camping World”, “Rider” or other Affinity or Camping World proprietary name to which the parties may agree from time to time, and neither Affinity nor Camping World shall, and they each shall cause their subsidiaries and Affiliates not to, develop, any Branded Products with any other insurance carrier, including the Carriers.  Neither Affinity nor Camping World shall endorse any Branded Products to the Affinity Members and Camping World Customers other than those developed with the GMACI Carrier.  Notwithstanding the foregoing, Carriers participating in the Choice Platform may be identified as Good Sam Insurance Agency carriers in any and all communications, marketing collateral and the like.  Subject to the terms of this Agreement, Carriers will not be prohibited from independently, without the collaboration of Affinity or Camping World, as the case may be, developing Insurance and Insurance Products exclusively for Affinity Members or Camping World Customers or from offering discounts or special product benefits under the Carrier’s own brand name.

5.                                       Marketing Expenses.  Each of the GMACI Carrier, on the one hand, and Affinity and Camping World, on the other hand, shall XXXXXXX the marketing expenses, incurred in connection with the marketing activities provided for under this Article V, including, but not limited to, costs and expenses related to direct mail, advertising and outbound calls made in an effort to market and retain new and existing customers, modeling analytics (including model development and scoring fees), new creative and creative updates, but specifically excluding data processing expenses (the “Marketing Expenses”).  The portion of Marketing Expenses to be paid by Affinity and/or Camping World for any period shall be allocated to each such party in the same proportion as Marketing Fees (as defined in Section VIII.1) are paid to such party for that period.  XXXXXXXXXXX

6.                                       Marketing Budget.

(a)                                  Until the anticipated Launch, Affinity and Camping World, on the one hand, and the GMACI Agency, on the other hand, agree to continue to market at the 2011 plan or 2010 actual expense levels, consistent with the campaign break-even expenditure levels set forth in Exhibit 3 hereto and using the same or similar marketing materials as provided under the 2011 plan.  In the three (3) month period leading up to the anticipated Launch, the parties shall meet to develop the Annual Marketing Budget for the Good Sam Insurance Agency and the Choice Platform.

(b)                                 Within ninety (90) days prior to the beginning of each calendar year following the Launch, the parties shall prepare and agree, in accordance with the Management Standard, upon the Annual Marketing Budget for the following calendar year.  During any year, upon mutual consent, the parties may agree to modify the Annual Marketing Budget for such year.

(c)                                  Camping World agrees to provide, as part of each Annual Marketing Budget:

(i)                                     reasonable rights of access to all Camping World stores for display or distribution of marketing materials and participation in on-site promotional events, provided that the location and prominence of such materials shall be reasonably determined by Camping World;

(ii)                                  space, as reasonably determined by Camping World, in Camping World catalogs for Good Sam Insurance Agency bind-in cards and other inserts; and

(iii)                               space for the promotion and marketing of the Branded Products in all President’s Club membership and renewal kits, and in all stand alone outserts in all President’s Club newsletters.

7.                                       Marketing Materials.  Affinity and Camping World, on the one hand, and the GMACI Agency, on the other hand, shall deliver to the other, for the other’s prior written approval, the forms of all documents and printed materials contemplated for distribution which refer to the other party or its Affiliates, including, in the case of the GMACI Agency, the GMACI Carrier, and shall not distribute any such form of document prior to its receipt of written approval thereof from the other party.  Each party hereto agrees that a party’s trade names, trademarks, service marks, logos and slogans used by such party shall remain the sole and exclusive property of such party, and that such trade names, trademarks, service marks, logos and slogans, shall be used by a party only after receiving prior written approval from the owning party, and then only in connection with the services to be provided pursuant to the terms of this Agreement.  No prior written approval required under this Section V.7. shall be unreasonably withheld or delayed and such prior written approval shall be deemed to have been given if the other party does not respond in writing within ten (10) business days after the form of document or other material to be approved has been delivered to the other party pursuant hereto.

8.                                       Camping World Insurance Agencies.

i.                        Within ninety (90) days after the Effective Time, and thereafter until the Launch, the GMACI Agency shall assume responsibility for the operation and management, and all reasonable costs and expenses associated therewith, of those certain insurance agencies currently operated and managed by Camping World (the “Camping World Insurance Agencies”); provided, however, that Camping World and the GMACI Agency shall XXXXXXXXXXXXXXXXXXXXX of the Marketing Expenses associated with the Camping World Insurance Agencies.

ii.                     Prior to the date on which the GMACI Agency assumes management of the Camping World Insurance Agencies, Camping World will continue to operate the Camping World Insurance Agencies and will continue to be responsible for all expenses of such operation and Camping World will retain all commissions and other payments received by the Camping World Insurance Agencies for policies written through such agencies.  For the period during which the GMACI Agency is operating the Camping World Insurance Agencies, the GMACI Agency and

Camping World will XXXXXXXXXX in all agency commissions and other payments received by the Camping World Insurance Agencies for policies written with insurance carriers other than NGIC through the Camping World Insurance Agencies on both existing business and new business. Payment for policies written with NGIC shall be made in accordance with Section VIII.4 hereof.

iii.                  From and after the Launch, the policies written through the Camping World Insurance Agencies shall be written through the Good Sam Insurance Agency and Camping World agrees to take any and all such action, including delivery of any documents or certificates, as is reasonably necessary to transfer and assign such policies to the Good Sam Insurance Agency.  Commissions and other payments related to the renewals of these policies shall be as provided under Section VIII.1 hereof.

9.                                       Cooperation.  Each of Affinity, Camping World and the GMACI Agency shall designate an employee with decision-making authority to be available to the other party, by telephone or as otherwise agreed by the parties, to serve as a liaison with the other party for managing and overseeing the marketing and promotional activities contemplated by this Agreement.  Specifically, these employees shall work together in a spirit of cooperation to, among other things, establish the Annual Marketing Budget, develop Branded Products from time to time, review and agree to terms and conditions related to the marketing and sale of Cross-Marketed Products from time to time and to take such other actions as may be necessary or appropriate to consummate and effect completely the activities contemplated by this Agreement.

VI

CALL CENTER OPERATIONS; PERFORMANCE STANDARDS

1.                                       Call Center.

i.                        The GMACI Agency shall exclusively manage and be responsible for all call center operations.  Such responsibilities shall include, but not be limited to, (i) training and education associated with the Insurance and Insurance Products, including those of the Carriers, (ii) insurance services related to Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier, including, without limitation, premium billing, claims adjustment, claims processing and handling of policy inquiries, changes and renewals and ongoing underwriting decisions, (iii) managing the sales process with prospective and existing policyholders, (iv) managing all quoting, binding and rate presentation, through the call center or online, and (v) customer service.  For the avoidance of doubt, the GMACI Agency shall have no responsibility with respect to premium billing, claims adjustment, claims processing, and ongoing underwriting decisions for Insurance and Insurance Products written by the Carriers, unless otherwise expressly negotiated with the Carrier.  The Good Sam Insurance Agency may provide guidance and advice with respect to such matters, including choice positioning, legal disclaimers, integration with marketing materials and training for any of the products sold through the Good Sam Insurance Agency.

ii.                     The GMACI Agency shall dedicate a group of sales agents within its call center to handle all Choice Platform calls and supply overflow capacity from additional non-dedicated sales agents as necessary, and Affinity agrees to cause the Good Sam Insurance Agency to make all necessary filings and take all action necessary to authorize these sales agents to transact business on the Good Sam Insurance Agency’s behalf.  The GMACI Agency agrees to perform such tests and refine such processes as it may deem reasonably necessary to ensure its satisfaction of the Performance Standards.

iii.                  The GMACI Agency agrees to expend a reasonable amount of research and development resources to refine and develop Insurance and Insurance Products, marketing strategies and operational procedures specifically designed for the sale of the Branded Products to Affinity Members and Camping World Customers.

iv.                 The GMACI Agency shall perform its duties and activities as provided in this Agreement in accordance in all material respects with applicable law.

2.                                       Performance Standards.  The GMACI Agency shall operate the call center in accordance with the Performance Standards as follows:

(a)                                  Measurement of the Performance Standards shall commence on the first day of the third (3rd) full month following the month of Launch.

(b)                                 The Multi-Policy Ratio and Sales Conversion Ratio shall each be measured on an annual basis following the Launch, as more specifically defined in Exhibit 2.  In the event that, following any such year, the GMACI Agency has failed to satisfy either the Multi-Policy Ratio or Sales Conversion Ratio, the GMACI Agency shall have ninety (90) days following written notification from Affinity during which to achieve, as the case may be, the prior year’s Multi-Policy Ratio or Sales Conversion Ratio, measured over such 90-day period (the “First Cure Period”).  If the GMACI Agency fails to cure the failure during the First Cure Period, the GMACI Agency shall then have an additional ninety (90) days to achieve, as the case may be, the current year’s Multi Policy Ratio or Sales Conversion Ratio, measured over such 90-day period (the “Second Cure Period”).  In the event the GMACI Agency fails to cure during such Second Cure Period, Affinity shall have the right to terminate this Agreement following ninety (90) days’ written notice to the GMACI Agency.

(c)                                  The Service Levels shall be measured each week following the Launch, as more specifically defined in Exhibit 2.  If the GMACI Agency fails to achieve the Service Levels for four (4) consecutive weeks on three (3) occasions during any twelve-month period, Affinity shall have the right to (i) terminate this Agreement upon ninety (90) days’ written notice to the GMACI Agency, or (ii) upon written notice to the GMACI Agency, receive a penalty fee from the GMACI Agency of XXXXXXXX for each succeeding week until the Service Levels are met.  Such penalty shall be paid in accordance with the provisions of Section VIII.6 hereof.  The foregoing notwithstanding, the GMACI Agency shall not be required to achieve the Service Levels for any week if the call volume during such week exceeds the forecasted volume as set forth in the Annual Marketing Budget by at least XXXXXXXX.  In addition, if, pursuant to Section V.6(b), the parties have modified the Annual Marketing Budget upward to cause an increase in call volume to be more than XXXXX higher than budgeted, the Service Levels shall be suspended for a period of sixty (60)

days to enable the GMACI Agency to adjust its staffing and other arrangements to meet such modification.

VII

MILESTONES

As soon as commercially reasonable following the Effective Time, the parties shall establish milestones (the “Milestones”) for the Launch.  The Milestones shall be adopted in writing by the parties hereto and, upon execution by all parties, shall be incorporated in this Agreement as an exhibit.

VIII

FEES

1.                                       Marketing Fee.

(a)                                  In consideration of developing the Branded Products and the Good Sam Insurance Agency contemplated under this Agreement, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency a fee (the “Marketing Fee”) on all Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier during the Term of this Agreement (the “New GMACI Carrier Policies”).  The Marketing Fee payable with respect to Affinity Members shall be equal to XXXXXX of Direct Written Premiums for RV Insurance and XXXXX of the Direct Written Premium for all other Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier to Affinity Members.  The Marketing Fee payable with respect to Camping World Customers shall be equal to XXXXXX of Direct Written Premiums for RV Insurance and XXXXX of the Direct Written Premium for all other Insurance and Insurance Products underwritten, written or issued by the GMACI Carrier to Camping World Customers.

(b)                                 The GMACI Agency will continue to pay the Marketing Fee to the Good Sam Insurance Agency or its designee following the expiration or termination of this Agreement with respect to the New GMACI Carrier Policies in existence on the date of expiration or termination of this Agreement for as long as the New GMACI Carrier Policies are in force.  Affinity and Camping World agree, and agree to cause each of its subsidiaries, including the Good Sam Insurance Agency, not to target and directly market the policyholders of the New NGIC Policies to replace the New GMACI Carrier Policies.  More specifically, Affinity and Camping World agree, and agree to cause each of its subsidiaries, including the Good Sam Insurance Agency, not to move the New GMACI Carrier Policies to another carrier (called a “book-roll”) unless the policyholder of the New GMACI Carrier Policy first initiates contact with the Good Sam Insurance Agency, requests quotes from other Carriers on the Choice Platform and opts to move to another Carrier. Following the termination or expiration of this Agreement, the Good Sam Insurance Agency may market other Insurance and Insurance Products to the policyholders of the New GMACI Carrier Policies following expiration or termination of this Agreement as long as the GMACI Carrier continues to be a carrier on the Choice Platform.

(c)                                  In the event the GMACI Agency terminates this Agreement for material breach by either Affinity or Camping World, the GMACI Agency’s obligation to pay the Marketing Fees pursuant to this Section VIII.1 shall immediately terminate.

2.                                       Service Fee.  As a service fee (the “Service Fee”) to compensate the GMACI Agency for the call center management, sales, and management of other functions outsourced to it by the Good Sam Insurance Agency pursuant to this Agreement, Affinity shall cause the Good Sam Insurance Agency to pay the GMACI Agency XXXXXX of all Agency Commissions paid by the Carriers to the Good Sam Insurance Agency with respect to Insurance and Insurance Products underwritten, written or issued by the Carriers to Affinity Members or Camping World Customers.  The Service Fee shall be paid during the Term and will continue to be paid following expiration or termination of this Agreement for any reason for all Insurance and Insurance Products for which Agency Commissions are being paid on the date of expiration or termination of this Agreement as long as the Good Sam Insurance Agency continues to receive such Agency Commissions with respect to Insurance and Insurance Products underwritten, written or issued by Carriers to Affinity Members or Camping World Customers.

3.                                       Existing Affinity Policies.  For all Existing Affinity Policies, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency or its designee a fee  (the “Existing Affinity Policy Marketing Fee”) as follows:

(a)                                  XXXXX of Direct Written Premiums for Vehicle Coverage, including RV Insurance, except as provided under Sections VIII.3(d) and (e) below;

(b)                                 XXXXX of Direct Written Premium for new policies and XXXXX of Direct Written Premium on renewal business for Insurance and Insurance Products written through independent agents;

(c)                                  XXXXX of Direct Written Premium for homeowner Insurance and Insurance Products written through Homesite, except that in the states of Connecticut, Louisiana, Michigan, Minnesota, New Jersey, New York and Tennessee, the fee is XXXXX of Direct Written Premium on new policies and XXXXX on renewals;

(d)                                 XXXXX of Direct Written Premium for mobile homes written through Homesite; and

(e)                                  XXXXX of Direct Written Premium for private passenger automobile, motorcycle and snowmobile Insurance and Insurance Products and RV Insurance written through Progressive.

If this Agreement is terminated at any time during the period of five (5) years from Launch due to the GMACI Agency failing to meet the Performance Standards, then for the period from the date of termination of this Agreement to the fifth (5th) anniversary of Launch, the GMACI Agency shall continue to pay the Existing Affinity Policy Marketing Fee to Affinity under this Section VIII.3 for each Existing Affinity Policy as long as that Existing Affinity Policy is in force.  The obligation of the GMACI Agency to pay the Existing Affinity Policy Marketing Fee for Existing Affinity

Policies following the termination of this Agreement under this Section VIII.3 shall cease on the fifth (5th) anniversary of Launch.  Existing Affinity Policies will continue to renew, cancel and reinstate pursuant to NGIC standard processes and procedures. Affinity may cross-market through the Choice Platform to a policyholder of any Existing Affinity Policy Insurance and Insurance Products underwritten by the Carriers other than the type of policy held by such policyholder but Affinity agrees not to target and directly market the policyholders of the Existing Affinity Policies to replace the Existing Affinity Policies.  In the event the GMACI Agency terminates this Agreement for material breach by Affinity, the GMACI Agency’s obligation to pay the Existing Affinity Policy Marketing Fee for the Existing Affinity Policies shall terminate at the time of termination of this Agreement.

4.                                       Existing Camping World Policies.  For all Existing Camping World Policies, the GMACI Agency shall pay or cause to be paid to the Good Sam Insurance Agency or its designee a fee (the “Existing Camping World Policy Marketing Fee”) as follows:

(a)                                  XXXXX of Direct Written Premiums for Insurance and Insurance Products underwritten by NGIC or any of its Affiliates under the Existing Camping World Agreements;

(b)                                 XXXXX of Direct Written Premium for homeowner Insurance and Insurance Products written through Homesite, except that in the states of Connecticut, Louisiana, Michigan, Minnesota, New Jersey, New York and Tennessee, the fee is XXXXX of Direct Written Premium on new policies and XXXXX on renewals;

(d)                                 XXXXX of Direct Written Premium for Insurance and Insurance Products underwritten by Progressive through a direct call center operated by the GMACI Agency of any of its Affiliates as a result of a direct solicitation by NGIC or any of its Affiliates (except for boat and Texas full-timer RV Insurance the amount shall be XXXXX); and

(e)                                  XXXXX of Direct Written Premium for private passenger automobile and XXXXX for boat, motorcycle and snowmobile Insurance and Insurance Products and RV Insurance written through Progressive through Camping World licensed agents from leads generated from a Camping World retail store location or referred by Camping World employees or agents at Camping World retail store locations to the GMACI Agency or any of its Affiliates direct call center.

If this Agreement is terminated at any time during the period of five (5) years from Launch due to the GMACI Agency failing to meet the Performance Standards, then for the period from the date of termination of this Agreement to the fifth (5th) anniversary of Launch, the GMACI Agency shall continue to pay the Existing Camping World Policy Marketing Fee under this Section VIII.4 for each Existing Camping World Policy as long as that Existing Camping World Policy is in force.  The obligation of the GMACI Agency to pay the Existing Camping World Policy Marketing Fee for Existing Camping World Policies to Camping World following the termination of this Agreement under this Section VIII.3 shall cease on the fifth (5th) anniversary of Launch.  Existing Camping World Policies will continue to renew, cancel and reinstate pursuant to NGIC standard processes and procedures. Camping World may cross-market through the Choice Platform to a policyholder of any Existing Camping World Policy Insurance and Insurance Products underwritten by the Carriers other than the type of policy held by such policyholder but Camping World agrees not to target and directly market the policyholders of the Existing Camping World Policies to replace the Existing Camping World Policies.  In the event the GMACI Agency terminates this Agreement for material breach by Camping World, the GMACI Agency’s obligation to pay the Existing Camping World Policy Marketing Fee for the Existing Camping World Policies shall terminate at the time of termination of this Agreement.

5.                                       Reporting of Fees and Expenses and Payment.

(a)                                  Within thirty (30) days following the expiration of each month for which Marketing Fees, Existing Affinity Policy Marketing Fees or Existing Camping World Policy Marketing Fees are payable, the GMACI Agency shall remit payment, by wire transfer, to the Good Sam Insurance Agency or its designee as the case may be, the Marketing Fees, Existing Affinity Policy Marketing Fees and Existing Camping World Policy Marketing Fees earned for the prior month.

(b)                                 Within thirty (30) days following the expiration of each month for which Service Fees are payable, Affinity agrees to cause the Good Sam Insurance Agency to (i) transmit to the GMACI Agency an accounting of all Agency Commissions earned during the prior month and a report detailing the information set forth in Exhibit 4, and (ii) remit to the GMACI Agency, by wire transfer, the Service Fees earned for the prior month.

(c)                                  Following the expiration of any month during which Affinity or Camping World, as the case may be, incurs Marketing Expenses, Affinity or Camping World, as the case may be, shall transmit to the GMACI Agency an invoice setting forth the type of marketing activity, total cost of activity, the GMACI Agency portion of the Marketing Expenses, vendor, date of service and a copy of actual invoices received from any third-party vendors.  Within forty-five (45) days after receipt of such invoice, the GMACI Agency shall remit payment to Affinity by wire transfer.

6.                                       Survival. The provisions of this Article VIII shall survive expiration or termination of this Agreement for any reason.

7.                                       Right to Offset.  The GMACI Agency, on the one hand, and Affinity and Camping World, on the other hand, shall be entitled to set off any undisputed indebtedness, amounts or obligations owed by it to the other party against any and all undisputed indebtedness, amounts or other obligations owed to it by the other party.

IX

OTHER MARKETING AGREEMENTS

a.                                       Cross-Selling.  It is the intention of Affinity, Camping World and the GMACI Agency that they and their respective subsidiaries and Affiliates pursue other cross selling opportunities and that they reasonably compensate each other therefor on an actual volume basis.  Nothing in this Section IX.1. shall be deemed to require either party to make efforts on behalf of the other party outside of the normal course of its business or if such would interfere with the other party’s business or otherwise diminish the provisions of this Agreement.

b.                                      Recreational Vehicle Business.  Each of Affinity, Camping World and the GMACI Agency agrees to collaborate in order to enhance the other’s business as relates to recreational vehicles.  Such collaboration may include the sharing of customer lists, reports and other database information, but only to the extent such party is legally entitled to do so.  The confidentiality provisions of Article X shall apply to each of the parties hereto and each of their respective Affiliates with respect to the information shared by the other party to the same extent they apply to the parties in Article X below.

X

CONFIDENTIALITY

1.                                       Affinity Member and Camping World Customer Information.  The GMACI Agency agrees that,  all lists, records and information relating to Affinity Members, and all marketing materials, information, techniques and renewal materials, in each case whether oral or written, and whether or not labeled as confidential by Affinity (collectively, “Affinity’s Confidential Information”) is confidential and proprietary to Affinity and shall be received in confidence by the GMACI Agency and the GMACI Agency will not use, disclose, reproduce or dispose of such information in any manner except as expressly provided herein.  Affinity agrees that, except to the extent included as part of Affinity’s Confidential Information, the marketing materials, information and techniques provided by the GMACI Agency to Affinity with respect to solicitations hereunder, and all other proprietary non-public information provided by the GMACI Agency to Affinity, whether oral or written, and whether or not labeled as confidential by the GMACI Agency, is confidential and proprietary to the GMACI Agency and will be received in confidence by Affinity, and Affinity will not use, disclose reproduce or dispose of such information in any manner except as provided herein.  At no time will the GMACI Agency solicit active or inactive Affinity Members or Camping World Customers for products or services without prior written approval from Affinity or Camping World, as applicable.  The GMACI Agency agrees that all lists, records and information relating to Camping World Customers, and all marketing materials, information, techniques and renewal materials, in each case whether oral or written, and whether or not labeled as confidential by Camping World (collectively, “Camping World’s Confidential Information”) is confidential and proprietary to Camping World and shall be received in confidence by the GMACI Agency and the GMACI Agency will not use, disclose, reproduce or dispose of such information in any manner except as expressly provided herein.  Camping World agrees that, except to the extent included as part of Camping World’s Confidential Information, the marketing materials, information and techniques provided by the GMACI Agency to Camping World with respect to solicitations hereunder, and all other proprietary non-public information provided by the GMACI Agency to Camping World, whether oral or written, and whether or not labeled as confidential by the GMACI Agency, is confidential and proprietary to the GMACI Agency and will be received in confidence by Camping World, and Camping World will not use, disclose reproduce or dispose of such information in any manner except as provided herein.  At no time will the GMACI Agency solicit active or inactive Camping World Customers for products or services without prior written approval from Camping World.

2.                                       Confidential Information.  The GMACI Agency hereby agrees on behalf of itself and each of its Affiliates and each of Affinity and Camping World hereby agrees on behalf of itself and each of its respective Affiliates that it has received, and may be receiving, from the other parties hereto information that is confidential and highly proprietary, which confidential and highly proprietary information may include customer lists, customer reports, reserve information, renewal information and other information relating to the business and operations of such other party and such party hereby agrees that it has kept, and will continue to keep, such confidential information confidential, and will use such information only as may be required to perform its obligations under this Agreement and it has not used, and it will not use, such information except as may otherwise be permitted under this Agreement (it being understood that such confidential information may be so disclosed to the extent necessary or required in order to comply with applicable law, rule or regulation or for legal, administrative or regulatory reasons or in order to enforce any rights hereunder).

3.                                       Employee Non-Solicitation.  During the Term, each party hereby agrees on behalf of itself and each of its Affiliates that it will not, directly or indirectly, solicit for employment or hire or retain any employee or advisor or agent of the other party or of the other party’s affiliates; provided that the foregoing provision will not prevent any solicitation of employment not specifically directed toward the other party’s or such other party’s affiliates employees, advisors or agents.

4.                                       Survival. Sections X.1 and X.2 shall survive expiration or termination of this Agreement for any reason.

XI

REPRESENTATIONS AND WARRANTIES

1.                                       Affinity and Camping World Representations and Warranties.  Each of Affinity and Camping World represents and warrants to the GMACI Agency, as follows:

(a)                                  the execution and delivery of this Agreement has been duly authorized and adopted by all necessary corporate action and it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)                                 its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)                                  it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement.

(d)                                 prior to the Launch, the Good Sam Insurance Agency will have obtained such licenses and permits as are required to sell, solicit and negotiate property and casualty insurance in all 50 states and the District of Columbia.

(e)                                  during the Term hereof, it shall continue to maintain all licenses, permits and authorizations as are necessary in order for it to perform with its obligations hereunder and in performing its obligations under this Agreement, it will comply with all applicable laws and regulations applicable to it.

(f)                                    during the Term hereof, it shall maintain insurance of the types and amounts as are reasonable and customary in consideration of its obligations hereunder.

2.                                       The GMACI Agency Representations and Warranties.  The GMACI Agency represents and warrants to each of Affinity and Camping World as follows:

(a)                                  the execution and delivery of this Agreement has been duly authorized and adopted by all necessary corporate action and it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby.

(b)                                 its obligations under this Agreement are legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)                                  it is not a party to, or is bound by, any contractual agreement or instrument which would prevent or impede or restrict its performance under this Agreement.

(d)                                 during the Term hereof, it shall continue to maintain all licenses, permits and authorizations as are necessary in order for it to perform with its obligations hereunder and in performing its obligations under this Agreement, it will comply with all applicable laws and regulations applicable to it.

(e)                                  during the Term hereof, it shall maintain insurance of the types and amounts as are reasonable and customary in consideration of its obligations hereunder.

XII

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY

Except as may be otherwise provided under this Agreement, neither party will make any use of trademarks, service marks, logos or other intellectual property owned by, licensed to or used by the other without first obtaining the other’s written consent, such consent not to be unreasonably withheld or delayed, except as otherwise provided herein.  All intellectual property owned by a party is and will remain the property of such party.  During the term of this Agreement, Affinity and Camping World hereby grant to the GMACI Agency a royalty-free license to use the name “Good Sam Insurance Agency” in connection with the services to be provided by the GMACI Agency pursuant to this Agreement.  At such time as the parties hereto develop the Branded Products, Affinity and Camping World each shall grant the GMACI Agency a royalty-free license to use the proprietary name chosen for such Branded Products in connection with the services to be provided by the GMACI Agency pursuant to this Agreement.

XIII

RECORDS AND REPORTS

Each party will maintain, for the period required by applicable law, records relating to its performance of its obligations under this Agreement, including all proofs of enrollment.  Each party, together with such party’s representatives, will have the right, at its sole expense, upon reasonable notice to other party and during the other party’s normal business hours, to inspect and copy the other party’s data and records in order to verify that such other party’s performance hereunder has complied with its obligations under this Agreement, and such other party will cooperate to the extent reasonably requested in connection with any such inspection and copying.  During the Term and for such period after the Term for which Marketing Fees, Existing Affinity Policy Marketing Fees, Existing Camping World Marketing Fees or Service Fees, as applicable, are paid under Article VIII, each party shall provide to the other such information as is reasonably requested by any of the parties hereto regarding insurance marketing activities, Agency Commissions and the amount of Direct Written Premiums received for Insurance and Insurance Products as contemplated hereunder.  Reports containing such information shall be substantially in the form, and shall be supplied with such frequency, as may be mutually agreed by the parties hereto.

XIV

MISCELLANEOUS

1.                                       No Agency.  Except as expressly provided in this Agreement, neither the GMACI Agency, on the one hand, nor Affinity or Camping World, on the other hand, shall hold itself out as being the agent, representative, employee or the principal of any other party.  This Agreement does not make any party hereto the agent of the other, nor does it create a partnership, a consortium, an association, a joint venture, or any form of juristic person or entity.  Except as the parties may otherwise agree pursuant to separate agency or other agreements, no party hereto shall have any authority or right to assume or create obligations of any kind or nature, express or implied, on behalf of, or in the name of any other party, nor to accept service of any legal process of any kind addressed to or intended for any other party, nor to bind any other party in any respect, without the specific prior written authorization of such other party.

2.                                       Indemnification.  Each of Affinity and Camping World, on the one hand, and the GMACI Agency, on the other hand, agrees to indemnify and hold harmless the other party and the subsidiaries and Affiliates of the other party and its and their respective employees, officers, directors, shareholders and agents, from and against any and all claims, demands, losses, damages, liabilities, causes of action, judgments, awards, penalties, interest and costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of, or resulting from, in whole or in part, the performance by the other party (or any of its or their respective employees, officers, directors, shareholders, agents, subsidiaries and Affiliates) of its respective obligations under this Agreement.  This Section XIV.2 shall survive expiration or termination of this Agreement for any reason.

3.                                       Assignment.  Neither Affinity or Camping World, on the one hand, nor the GMACI Agency, on the other hand, shall, directly or indirectly, sell, assign or transfer (other than a pledge, transfer or collateral assignment to or for the benefit of a lender) any of its rights or obligations contemplated under this Agreement without first obtaining the written consent of the other party; provided, however, that a party may assign its rights and obligations under this Agreement to an Affiliate following notice to the other parties.  This Agreement shall inure to the benefit of and be binding upon the parties, their permitted successors, trustees, assigns, receivers and legal representatives but shall not inure to the benefit of any other person or entity, except as specifically contemplated by Section XIV.3.

4.                                       Entire Agreement; Amendment.  This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained herein or therein shall have any force or effect.  This Agreement may not be modified in any way except by a writing subscribed by the parties by their duly authorized representatives.  No amendment of this Agreement or its exhibits or schedules shall be of any force or effect unless reduced to writing and executed in writing by the parties.

5.                                       Notices.  All notices under this Agreement must be in writing and shall be delivered by (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) nationally recognized overnight commercial courier or delivery service, or (iii) by facsimile transmission as follows:

To the GMACI Agency:

GMAC Insurance Marketing, Inc.

500 West 5th Street

Winston-Salem, NC 27101

Attention:  President

Telephone:	(336) 435-2278
Facsimile:	(336) 435-3757

With a copy to (which shall not constitute notice):

GMAC Insurance Marketing, Inc.
59 Maiden Lane, 23rd Floor

New York, NY 10038

Attn:  General Counsel

Telephone:  (212) 380-9500

Facsimile:  (212) 380-9499

To Affinity:

Affinity Group, Inc.

2575 Vista Del Mar Drive

Ventura, CA  93001

Attention: President

Telephone:	(805) 667-4100
Facsimile:	(805) 667-4419

To Camping World:

Camping World, Inc.

250 Parkway Drive

Suite 320

Lincolnshire, IL 60069

Attention: President

Telephone:	(847) 229-6457
Facsimile:	(847) 557-1267

All notices, consents, waivers, and other communications under this Agreement shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), , or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth above (or to such other addresses and telecopier numbers as a party may designate by notice to the other party in accordance with the provisions of this Agreement).

6.                                       Governing Law.  This Agreement shall be governed by and construed and enforced in all respects according to the internal laws of the State of Delaware, determined without reference to conflict of law principles.

7.                                       Injunctive Relief.  The parties hereto recognize that a breach of Section X.1 or X.2 of this Agreement may cause irreparable injury and that damages at law would be difficult to ascertain.  The parties hereto therefore consent to the granting of equitable relief by way of a restraining order or temporary or permanent injunction by any court of competent jurisdiction to prohibit the breach or enforce the performance of the covenants thereof, in addition to any other remedies available at law or in equity.

8.                                       Severability.  In the event that any of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall to the fullest extent possible modify any such provision to the extent required to carry out the general intention of this Agreement and to impart validity thereto.

9.                                       Waiver.  No forbearance, indulgence, or relaxation or inaction by any party at any time to require performance of any provisions of this Agreement shall in any way affect, diminish or prejudice the right of a party hereto to require performance of that provision and any waiver or acquiescence by any party hereto in any breach of any provision of this Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself or a waiver of any right under or arising out of this Agreement or acquiescence in or recognition of rights and/or positions other than as expressly stipulated in this Agreement.

10.                                 Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

[The remainder of this page is intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

AFFINITY GROUP, INC.

By:	/s/ Stephen Adams
Name: Stephen Adams
Title: Chairman

CAMPING WORLD, INC.

By:	/s/ Stephen Adams
Name: Stephen Adams
Title: Chairman

CWI, INC.

By:	/s/ Stephen Adams
Name: Stephen Adams
Title: Chairman

GMAC INSURANCE MARKETING, INC.

By:	/s/ Barry karfunkel
Name: Barry karfunkel
Title: Vice President

EXHIBIT 1

Existing Affinity Agreements

GOOD SAM CLUB

1.               Service Agreement between National General Insurance Company and Trailer Life Publishing Company Incorporated effective June 2, 1978, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

2.               Working Agreement between National General Insurance Company and Trailer Life Publishing Company Incorporated dated June 2, 1978, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

RIDER MOTORCYCLE PROGRAM

1.               Service Agreement between National General Insurance Company and Trailer Life Publishing Company Incorporated effective September 15, 1979, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

2.               Working Agreement between National General Insurance Company and Trailer Life Publishing Company Incorporated last dated October 5, 1979, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

COAST TO COAST

1.               Service Agreement between National Insurance Company and Coast to Coast Incorporated effective October 23, 1987, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

2.               Working Agreement between National Insurance Company and Coast to Coast Incorporated last dated October 23, 1987, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

3.               Profit Sharing Agreement between National Insurance Company and Coast to Coast Incorporated effective January 1, 1987, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

GOLF CARD

1.               Service Agreement between National General Insurance Company and GOLF CARD INTERNATIONAL, INC. last dated April 17, 1992, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

2.               Working Agreement between National General Insurance Company and GOLF CARD INTERNATIONAL, INC. last dated April 17, 1992, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

Existing Camping World Agreements

1.               Amended and Restated Marketing Agreement among Camping World, Inc.; CWI, Inc.; Camping World Insurance Services, Inc.; Camping World Insurance Services of Nevada, Inc.; Camping World Insurance Services of Texas, Inc.; Affinity Group Plans, Inc. and National Alliance Insurance Company; National General Insurance Company and National General Assurance Company dated as of May 15, 2002, all Addendums and Amendments thereto and any and all Letters of Agreement pertaining thereto.

EXHIBIT 2

Performance Standards

XXXXX

EXHIBIT 3

Computing Profit Break-Even

XXXXX

EXHIBIT 4

Choice Model Marketing Agreement

SAMPLE COMMISSIONS REPORT

1/01/2011 – 1/31/2011

Commissionable Written Premium

Producer Code	Premium State	Affinity Plan	Commission Rate	New	Renewal	Endorsement	Cancelled	Total	Commissions	Ending Policies In Force	Cancelled Counts	New Business Counts